Exhibit 99.2
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On November 26, 2018, pursuant to the terms and conditions of the previously-announced Agreement and Plan of Merger, dated September 4, 2017 (the “Merger Agreement”), among United Technologies Corporation (the “Company” or “UTC”), Riveter Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), and Rockwell Collins, Inc. (“Rockwell Collins”), Merger Sub merged with and into Rockwell Collins (the “Merger”), with Rockwell Collins continuing as the surviving corporation in the Merger. As a result of the Merger, Rockwell Collins has become a wholly owned subsidiary of the Company and each share of common stock, par value $0.01 per share, of Rockwell Collins issued and outstanding immediately prior to the effective time of the Merger (other than shares held by Rockwell Collins, the Company, Merger Sub or any of their respective wholly owned subsidiaries) was converted into the right to receive (1) $93.33 in cash, without interest, and (2) 0.37525 of a share of Company common stock par value, $1.00 per share, and cash in lieu of fractional shares (together, the “Merger Consideration”), less any applicable withholding taxes. The total aggregate consideration payable in the Merger was approximately $15.5 billion in cash and approximately 62.4 million shares of Company common stock. In addition, approximately $8 billion of Rockwell Collins debt remained outstanding following the Merger.
The accompanying unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of SEC Regulation S-X. The historical condensed consolidated financial information in the unaudited pro forma condensed combined financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the Merger, (2) factually supportable and (3) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results of UTC and Rockwell Collins. In order to satisfy regulatory requirements, UTC is required to divest certain Rockwell Collins’ businesses, which have been adjusted to give effect to the divestitures in the unaudited pro forma condensed combined financial information as if the divestitures had occurred on January 1, 2017. The unaudited pro forma condensed combined financial information does not give effect to any cost savings, operating synergies or revenue synergies that may result from the Merger or the costs to achieve any such cost savings, operating synergies and revenue synergies.
The unaudited pro forma condensed combined financial information is for informational purposes only and is not necessarily indicative of what the actual financial results of UTC would have been had the Merger occurred on the dates or for the periods indicated, nor does it purport to project the financial results of UTC for any future periods or as of any date. The unaudited pro forma condensed combined financial information contains estimated adjustments, which are based on information currently available to management; accordingly, such adjustments are subject to change and the impact of such changes may be material.
The unaudited pro forma condensed combined financial information should be read in conjunction with the notes to the unaudited pro forma condensed combined financial information, as well as the following document:

•
UTC’s consolidated financial statements and related notes thereto contained in its Annual Report on Form 10-K for the year ended December 31, 2017 and UTC’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2018;

•	Rockwell Collins’ consolidated financial statements and related notes thereto contained in its Annual Report on Form 10-K for the year ended September 30, 2018; and

•	B/E Aerospace’s unaudited condensed consolidated financial statements as of and for the quarter ended March 31, 2017 contained in Rockwell Collins’ Current Report on Form 8-K filed October 10, 2017.
The following unaudited pro forma condensed combined financial information has been prepared to illustrate the estimated effects of the Merger and the related financing transactions. The unaudited pro forma condensed combined balance sheet as of September 30, 2018 is based on the individual historical consolidated balance sheets of UTC and Rockwell Collins, and has been prepared to reflect the Merger as if it had occurred on September 30, 2018. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2018 and for the year ended December 31, 2017 combine the historical consolidated results of operations of UTC and Rockwell Collins, and have been prepared to reflect the Merger as if it had occurred on January 1, 2017, the first day of UTC’s 2017 fiscal year. UTC will account for the Merger with Rockwell Collins as an acquisition of Rockwell Collins, with UTC being the acquiror for accounting purposes. In addition, the unaudited pro forma condensed combined statement of operations for the year ended

December 31, 2017 give effect to the acquisition by Rockwell Collins of B/E Aerospace as if that acquisition had occurred on January 1, 2016, as discussed below.
UTC’s fiscal year ends on December 31. Rockwell Collins operated on a 52/53 week fiscal year ending on the Friday closest to September 30. For ease of presentation, September 30 is utilized consistently to represent the fiscal year end date of Rockwell Collins. Rockwell Collins’ quarterly periods similarly ended on the Friday closest to December 31, March 31 and June 30, but are presented as December 31, March 31 and June 30 to represent the quarter end dates for ease of presentation. As a result of UTC’s and Rockwell Collins’ different fiscal years:

•
the unaudited pro forma condensed combined balance sheet as of September 30, 2018 combines UTC’s historical unaudited condensed consolidated balance sheet as of September 30, 2018, which was the end of UTC's third fiscal quarter, and Rockwell Collins’ historical audited consolidated statement of financial position as of September 30, 2018, which was the end of its fiscal year;

•
the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2018 combines UTC’s historical unaudited condensed consolidated statement of operations for the nine months ended September 30, 2018, which was the end of UTC’s third fiscal quarter, and Rockwell Collins’ historical unaudited condensed consolidated results of operations for the nine months ended September 30, 2018, which have been derived by subtracting from Rockwell Collins’ historical audited consolidated statement of operations for the year ended September 30, 2018 its historical unaudited condensed consolidated statement of operations for the three months ended December 31, 2017; and

•
the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017 combines UTC’s historical audited consolidated statement of operations for the year ended December 31, 2017, which was the end of UTC’s 2017 fiscal year, and Rockwell Collins’ historical condensed consolidated unaudited results of operations for the twelve months ended December 31, 2017, was derived by subtracting from Rockwell Collins’ historical audited consolidated statement of operations for the year ended September 30, 2017 its historical unaudited condensed consolidated statement of operations for the three months ended December 31, 2016 and adding its historical unaudited condensed consolidated statement of operations for the three months ended December 31, 2017.

On April 13, 2017, Rockwell Collins completed its acquisition of B/E Aerospace, a leading manufacturer of aircraft cabin interior products and services. The values presented as Historical Rockwell Collins, Inc., in the unaudited pro forma condensed combined financial information as of and for the nine months ended September 30, 2018 reflect Rockwell Collins’ acquisition of B/E Aerospace. Additionally, the values presented as Historical Rockwell Collins, Inc. in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017 do not include the results of operations of B/E Aerospace from January 1, 2017 through April 12, 2017, prior to the acquisition of B/E Aerospace by Rockwell Collins. Values presented as Historical B/E Aerospace from January 1, 2017 through April 12, 2017, prior to the acquisition of B/E Aerospace by Rockwell Collins, in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017, were derived from the B/E Aerospace consolidated financial statements within Rockwell Collins' Current Report on Form 8-K, filed on October 10, 2017 and the historical records of B/E Aerospace. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2017 give effect to Rockwell Collins’ acquisition of B/E Aerospace as if that acquisition had occurred on January 1, 2016.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Nine Months Ended September 30, 2018

(Dollars and shares in millions, except per share amounts)	Historical United Technologies Corporation	Historical Rockwell Collins, Inc.	Pro Forma Adjustments	Notes	Pro Forma Combined
Net Sales:
Product sales	$33,032	$5,877	$(338)	5.a	$38,571
Service sales	15,425	777	(24)	5.a	16,178
	48,457	6,654	(362)		54,749
Costs and Expenses:
Cost of products sold	26,512	4,399	(538)	5.b	30,373
Cost of services sold	9,726	520	(35)	5.b	10,211
Research and development	1,729	—	324	5.c	2,053
Transaction and integration costs	—	85	(85)	5.d	—
Selling, general and administrative	5,151	613	(51)	5.e	5,713
	43,118	5,617	(385)		48,350
Other income (loss), net	1,303	16	(43)	5.f	1,276
Operating profit (loss)	6,642	1,053	(20)		7,675
Non-service pension (benefit)	(571)	—	(68)	5.g	(639)
Interest expense, net	721	198	250	5.h	1,169
Income (loss) from operations before income taxes	6,492	855	(202)		7,145
Income tax expense (benefit)	1,636	103	(80)	5.i	1,659
Net income (loss) from operations	4,856	752	(122)		5,486
Less: Noncontrolling interest in subsidiaries’ earnings from operations	273	—	—		273
Income (loss) from operations attributable to UTC common shareowners	$4,583	$752	$(122)		$5,213

Income from operations per basic share attributable to UTC common shareowners	$5.80				$6.11
Income from operations per diluted share attributable to UTC common shareowners	$5.72				$6.04
Basic weighted average number of shares outstanding	790.6		62.4	4.c, 5.j	853.0
Diluted weighted average number of shares outstanding	800.7		62.4	4.c, 5.j	863.1
See accompanying “Notes to Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 6.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2017

(Dollars and shares in millions, except per share amounts)	Historical United Technologies Corporation	Historical Rockwell Collins, Inc.	Historical B/E Aerospace January 1 - April 12, 2017	Pro Forma Adjustments	Notes	Pro Forma Combined
Net Sales:
Revenues	$—	$—	$823	$(823)	5.a	$—
Product sales	41,361	6,671	—	569	5.a	48,601
Service sales	18,476	969	—	(13)	5.a	19,432
	59,837	7,640	823	(267)		68,033
Costs and Expenses:
Cost of sales	—	—	506	(506)	5.b	—
Cost of products sold	31,224	4,869	—	166	5.b	36,259
Cost of services sold	12,977	646	—	(36)	5.b	13,587
Research and development	2,427	—	83	453	5.c	2,963
Transaction and integration costs	—	147	—	(147)	5.d	—
Selling, general and administrative	6,429	777	246	(192)	5.e	7,260
	53,057	6,439	835	(262)		60,069
Other income (loss), net	1,358	15	—	(37)	5.f	1,336
Operating profit (loss)	8,138	1,216	(12)	(42)		9,300
Non-service pension (benefit)	(534)	—	—	(79)	5.g	(613)
Interest expense, net	909	231	26	368	5.h	1,534
Income (loss) from continuing operations before income taxes	7,763	985	(38)	(331)		8,379
Income tax expense (benefit)	2,843	145	(42)	(187)	5.i	2,759
Net income (loss) from continuing operations	4,920	840	4	(144)		5,620
Less: Noncontrolling interest in subsidiaries’ earnings from continuing operations	368	—	—	—		368
Income (loss) from continuing operations attributable to UTC common shareowners	$4,552	$840	$4	$(144)		$5,252

Income from continuing operations per basic share attributable to UTC common shareowners	$5.76					$6.16
Income from continuing operations per diluted share attributable to UTC common shareowners	$5.70					$6.10
Basic weighted average number of shares outstanding	790.0			62.4	4.c, 5.j	852.4
Diluted weighted average number of shares outstanding	799.1			62.4	4.c, 5.j	861.5
See accompanying “Notes to Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 6.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of September 30, 2018

(Dollars in millions)	Historical United Technologies Corporation	Historical Rockwell Collins, Inc.	Pro Forma Adjustments	Notes	Pro Forma Combined
Assets
Cash and cash equivalents	$13,799	$738	$(6,313)	5.k	$8,224
Accounts receivable, net	12,550	2,109	(510)	5.l	14,149
Contract assets, current	3,450	—	346	5.m	3,796
Inventories and contracts in progress, net	9,068	2,649	(983)	5.n	10,734
Assets held for sale	—	91	(91)	5.o	—
Other assets, current	1,337	191	—		1,528
Total Current Assets	40,204	5,778	(7,551)		38,431
Customer financing assets	3,143	—	—		3,143
Future income tax benefits	1,701	16	(249)	5.p	1,468
Fixed assets	21,956	3,111	(1,443)	5.q	23,624
Less: Accumulated depreciation	(11,720)	(1,682)	1,682	5.q	(11,720)
Fixed assets, net	10,236	1,429	239	5.q	11,904
Goodwill	27,679	9,107	11,095	5.r	47,881
Intangible assets, net	15,701	2,192	8,128	5.s	26,021
Restricted cash	9,205	—	(9,205)	5.k	—
Other assets	7,070	504	(165)	5.t	7,409
Total Assets	$114,939	$19,026	$2,292		$136,257
Liabilities and Equity
Short-term borrowings	$1,576	$1,500	$—		$3,076
Accounts payable	10,509	821	(15)	5.u	11,315
Accrued liabilities	8,867	1,617	(442)	5.v	10,042
Contract liabilities, current	5,460	—	574	5.w	6,034
Long-term debt currently due	92	748	—		840
Total Current Liabilities	26,504	4,686	117		31,307
Long-term debt	38,275	5,681	(110)	5.x	43,846
Future pension and postretirement benefit obligations	2,412	525	(110)	5.y	2,827
Other long-term liabilities	13,373	1,020	1,923	5.p, 5.z	16,316
Total Liabilities	80,564	11,912	1,820		94,296
Redeemable noncontrolling interest	125	—	—		125
Shareowners’ Equity:
Common Stock	17,869	4,606	(58)	5.aa	22,417
Treasury Stock	(35,667)	(682)	4,119	5.aa	(32,230)
Retained earnings	57,706	4,654	(5,060)	5.aa	57,300
Unearned ESOP shares	(79)	—	—		(79)
Accumulated other comprehensive loss	(7,723)	(1,471)	1,471	5.aa	(7,723)
Total Shareowners’ Equity	32,106	7,107	472		39,685
Noncontrolling interest	2,144	7	—		2,151
Total Equity	34,250	7,114	472		41,836
Total Liabilities and Equity	$114,939	$19,026	$2,292		$136,257
See accompanying “Notes to Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 6.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
NOTE 1: Description of the Transaction and Consideration

On September 4, 2017, UTC and Rockwell Collins announced that they had entered into the Merger Agreement, under which UTC agreed to acquire Rockwell Collins. The Merger was completed on November 26, 2018. In order to satisfy regulatory requirements, UTC is required to divest certain Rockwell Collins’ businesses, which have been adjusted to give effect to the divestitures in the unaudited pro forma condensed combined financial information as if the divestiture had occurred on January 1, 2017. As a result of the Merger, each share of common stock, par value $0.01 per share, of Rockwell Collins issued and outstanding immediately prior to the effective time of the Merger (other than shares held by Rockwell Collins, the Company, Merger Sub or any of their respective wholly owned subsidiaries) was converted into the right to receive (1) $93.33 in cash, without interest, and (2) 0.37525 of a share of Company common stock, par value $1.00 per share, and cash in lieu of fractional shares (together, the “Merger Consideration”), less any applicable withholding taxes. The total aggregate consideration payable in the Merger was approximately $15.5 billion in cash and approximately 62.4 million shares of Company common stock. In addition, approximately $8 billion of Rockwell Collins debt remained outstanding following the Merger.

Rockwell Collins Acquisition of B/E Aerospace
On April 13, 2017, Rockwell Collins completed its acquisition of B/E Aerospace, a leading manufacturer of aircraft cabin interior products and services. The values presented as Historical Rockwell Collins, Inc., in the unaudited pro forma condensed combined financial information as of and for the nine months ended September 30, 2018 reflect Rockwell Collins’ acquisition of B/E Aerospace. Additionally, the values presented as Historical Rockwell Collins, Inc., in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017 do not include the results of operations of B/E Aerospace from January 1, 2017 through April 12, 2017, prior to the acquisition of B/E Aerospace by Rockwell Collins. Values presented as Historical B/E Aerospace from January 1, 2017 through April 12, 2017, prior to the acquisition of B/E Aerospace by Rockwell Collins, in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017, were derived from the B/E Aerospace consolidated financial statements within Rockwell Collins' Current Report on Form 8-K, filed on October 10, 2017 and the historical records of B/E Aerospace. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017 give effect to Rockwell Collins’ acquisition of B/E Aerospace as if that acquisition had occurred on January 1, 2016.
NOTE 2: Basis of Presentation
The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with Accounting Standards Codification ("ASC") 805, Business Combinations, which requires the determination of the acquiror, the Merger date, the fair value of assets and liabilities of the acquiree and the measurement of goodwill. UTC’s management has determined that UTC represents the accounting acquiror in the Merger based on an analysis of the criteria outlined in ASC 805 and the facts and circumstances specific to this transaction. As a result, UTC will record the business combination in its financial statements and will apply the acquisition method to account for the acquired assets and liabilities of Rockwell Collins upon completion of the Merger. Applying the acquisition method includes recording the identifiable assets acquired and liabilities assumed at their fair values, and recording goodwill for the excess of the purchase price over the aggregate fair value of the identifiable assets acquired less liabilities assumed. The accompanying unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of SEC Regulation S-X.
To prepare the unaudited pro forma condensed combined financial information, UTC adjusted Rockwell Collins’ assets and liabilities to their estimated fair values based on preliminary valuation work. As of the date of this Current Report on Form 8-K/A, UTC has not completed the detailed valuation work necessary to finalize the required estimated fair values and estimated useful lives of the Rockwell Collins assets to be acquired and liabilities to be assumed and the related allocation of the purchase price. The final allocation of the purchase price will be determined after completion of an analysis to determine the estimated fair value of Rockwell Collins’ assets and liabilities, and associated tax adjustments. Accordingly, the final acquisition accounting adjustments may be materially different from the unaudited pro forma adjustments. Also, as of the date of this Form 8-K/A, UTC may not have identified all adjustments necessary to conform Rockwell Collins’ accounting policies to UTC’s accounting policies. UTC will conduct a final review of Rockwell Collins’ accounting policies as of the date of the final purchase price allocation in an effort to determine if differences in accounting policies require adjustment or reclassification of Rockwell Collins’ results of operations or reclassification of assets or liabilities to conform to UTC’s accounting policies and classifications. As a result of this review, the final acquisition accounting adjustments may be materially different from the unaudited pro forma adjustments. The unaudited pro forma condensed combined financial information does not give effect to any cost savings, operating synergies or revenue synergies that may result from the Merger or the costs to achieve any such cost savings, operating synergies and revenue synergies. Transactions among UTC, Rockwell Collins and B/E Aerospace, reflecting normal course of business, during the periods reflected in the unaudited pro forma condensed combined financial information have been eliminated, as detailed in Note 5 below.
For purposes of measuring the fair value of the Rockwell Collins assets acquired and liabilities assumed, as reflected in the unaudited pro-forma condensed combined financial information, the Company used the guidance in ASC 820, Fair Value Measurement and Disclosure, which establishes a framework for measuring fair values. ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). Market participants are buyers and sellers in the principal (most advantageous) market for the asset or liability. Additionally, under ASC 820, fair value measurements for an asset assume the highest and best use of that asset by market participants.
The unaudited pro forma condensed combined statement of operations reflect the elimination of entities to be disposed which includes certain Rockwell Collins businesses which are required to be disposed to satisfy regulatory approval ("held for sale entities"). Two of the entities were reflected as held for sale in Rockwell Collins statement of financial position as of September 30, 2018. The disposal of the third entity was contingent upon the completion of the UTC acquisition of Rockwell Collins. The unaudited pro forma condensed combined balance sheet reflects the disposal of these entities assuming that the book value of the businesses approximate fair value less cost to sell.

NOTE 3: Accounting Policies
The unaudited pro forma condensed combined financial information reflects adjustments to conform Rockwell Collins' results to UTC’s accounting policies. Significant differences between the respective accounting policies that have been adjusted include the following:

a.
Rockwell Collins has not yet adopted ASU 2014-09, Revenue from Contracts with Customers (the "New Revenue Standard"). UTC adopted ASU 2014-09 and its related amendments as of January 1, 2018 and applied the standards using the modified retrospective approach.

b.
Rockwell Collins has not yet adopted ASU 2017-07, Compensation-Retirement Benefits (Topic 715), Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. UTC adopted ASU 2017-07 as of January 1, 2018 and utilized the retrospective approach, except the provisions related to presentation of the service cost component eligibility for capitalization were applied prospectively.

The financial impact of these adjustments on the unaudited pro forma condensed combined financial information is detailed in Note 5.

NOTE 4: Allocation of Consideration Transferred to the Net Assets Acquired
The unaudited pro forma condensed combined balance sheet has been adjusted to reflect the initial estimate of the fair values of the Rockwell Collins identifiable assets acquired and liabilities assumed. The excess of the purchase price over these fair values is recorded to goodwill. The assets and liabilities of Rockwell Collins have been measured at fair value based on various assumptions that the Company’s management believes are reasonable utilizing information as of the Merger Date.
The following table summarizes the preliminary estimate of the purchase price to be transferred as a result of the Merger:

(Dollars in millions)	Note	Amount
Cash consideration paid for Rockwell Collins outstanding common stock	4.a	$15,377
Cash consideration paid for Rockwell Collins outstanding equity awards	4.b	141
Total cash consideration		15,518
Less: cash acquired		738
Net cash consideration paid		14,780
Fair value of UTC common stock issued for Rockwell Collins outstanding common stock	4.c	7,912
Fair value of UTC common stock issued for Rockwell Collins outstanding equity awards	4.c	73
Total consideration transferred		$22,765
The preliminary allocation of total estimated consideration transferred, as if the Merger occurred on September 30, 2018, is as follows:

(Dollars in millions)	Amount
Current assets, net of cash acquired	$3,802
Fixed assets	1,668
Goodwill	20,202
Intangible assets	10,320
Other assets	106
Total assets	36,098
Current liabilities	(4,647)
Long-term debt	(5,571)
Future pension and postretirement benefit obligations	(415)
Other long-term liabilities	(2,700)
Total liabilities	(13,333)
Total consideration transferred	$22,765

a.	Cash consideration paid for each outstanding share of Rockwell Collins outstanding common stock in the Merger is computed as follows:

(Dollars and shares in millions, except per share amounts)
Total outstanding shares of Rockwell Collins common stock entitled to the Merger Consideration (as of November 26, 2018)	164.8
Cash consideration paid per Rockwell Collins common share	$93.33
Cash consideration paid to Rockwell Collins shareowners	$15,377

b.	Cash consideration paid for Rockwell Collins outstanding equity awards to the extent paid in cash under the Merger Agreement is computed as follows:

(Dollars and shares in millions, except per share amounts)
Share equivalent of Rockwell Collins equity awards settled in cash, per the Merger Agreement	1.5
Cash consideration paid per Rockwell Collins common share	$93.33
Cash consideration paid to holders of Rockwell Collins equity awards(1)	$141.44
(1) This amount is inclusive of withholding tax of approximately $45 million.

c.	The fair value of UTC common stock issued for Rockwell Collins outstanding common stock and equity awards in the Merger is computed as follows:

(Dollars and shares in millions, except per share amounts)
Outstanding shares of Rockwell Collins common stock entitled to the Merger Consideration (as of November 26, 2018)	164.8
Share equivalent of Rockwell Collins equity awards entitled to the Merger Consideration	1.5
Total outstanding shares of Rockwell Collins common stock and equity awards entitled to the Merger Consideration	166.3
Exchange Ratio(1)	0.37525
Shares of UTC common stock issued for Rockwell Collins outstanding common stock and equity awards	62.4
Fair value of UTC common stock(2)	$127.98
Fair value of UTC common stock issued for Rockwell Collins outstanding common stock and equity awards(3)	$7,985

(1)
The Exchange Ratio is equal to 0.37525, which is the calculated exchange ratio under the Merger Agreement’s two-way collar mechanism, based on the average of the volume-weighted average prices ("VWAP") per share of UTC common stock for each of the 20 consecutive trading days ending immediately prior to the closing date VWAP. The VWAP was calculated through November 21, 2018 which was the last full trading day prior to close on November 26, 2018.

(2)	The fair value of UTC common stock was determined by utilizing the market close price on the day of the Rockwell Collins acquisition.
(3) This amount is inclusive of withholding tax of approximately $25 million. Actual shares may differ by an immaterial amount.

d.
The fair value of UTC restricted stock issued for each outstanding award of Rockwell Collins applicable stock unit award that in each case was granted on or following the date of the Merger Agreement is computed as follows:

(Dollars and shares in millions, except per share amounts)
Outstanding stock unit awards of Rockwell Collins converted to UTC restricted stock units awards	0.32
Equity Award Exchange Ratio(1)	1.10865
UTC restricted stock unit awards issued for outstanding stock unit awards of Rockwell Collins	0.35
Weighted average fair value of UTC common stock(2)	$123.16
Fair value of UTC restricted stock unit awards issued for Rockwell Collins stock unit awards	43.7
Less: Estimated fair value allocated to post acquisition compensation expense	32.3
Fair value awards included in purchase accounting	$11.4

(1)
The Equity Award Exchange Ratio is equal to the sum of (i) the quotient (rounded to four decimal places) obtained by dividing (x) the cash consideration of $93.33 by (y) the VWAP ($127.26 as of November 21, 2018) and (ii) the Exchange Ratio (0.37525).

(2) The weighted average fair value of UTC common stock was determined by utilizing the market close price on November 26, 2018 the day of the Rockwell Collins acquisition adjusted for lack of dividend yield.

NOTE 5: Pro Forma Adjustments
Reclassifications and Eliminations
The following items are presented as reclassifications in the unaudited pro forma condensed combined financial information for purposes of conforming Rockwell Collins’ classification of certain assets, liabilities, income and expenses to UTC’s classification for the combined presentation:

•
$447 million and $415 million of research and development costs have been reclassified from Cost of products sold to Research and development for the nine months ended September 30, 2018 and the year ended December 31, 2017, respectively;

•
$68 million and $113 million of research and development costs have been reclassified from Selling, general and administrative to Research and development for the nine months ended September 30, 2018 and the year ended December 31, 2017, respectively;

•
$20 million and $6 million of realized and unrealized foreign exchange gains and losses have been reclassified from Cost of products sold to Other income, net for the nine months ended September 30, 2018 and the year ended December 31, 2017, respectively;

•
$3 million and $6 million of interest income have been reclassified from Other income, net to Interest expense, net for the nine months ended September 30, 2018 and the year ended December 31, 2017, respectively;

•
$35 million and $38 million of purchase and sale activity among UTC, Rockwell Collins and B/E Aerospace for the nine months ended September 30, 2018 and the year ended December 31, 2017, respectively, have been eliminated. Additionally, $2 million of amounts payable and receivable among the three companies as of September 30, 2018 have been eliminated;

•
$73 million and $20 million of integration costs related to the Rockwell Collins acquisition of B/E Aerospace for the nine months ended September 30, 2018 and the year ended December 31, 2017, respectively, have been reclassified from Transaction and integration costs to Selling, general and administrative;

•	$806 million and $17 million of historical B/E Aerospace revenues have been allocated to Product sales and Service sales, respectively, for the year ended December 31, 2017; and

•	$496 million and $10 million of historical B/E Aerospace Cost of sales have been allocated to Cost of products sold and Cost of services sold, respectively, for the year ended December 31, 2017.
Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

a.	Product sales and Service sales
Adjustments to Product sales and Service sales for the nine months ended September 30, 2018 and the year ended December 31, 2017 include the following:
Product sales

(Dollars in millions)	Nine Months Ended September 30, 2018	Year Ended December 31, 2017
Allocation of B/E Aerospace Revenues to Product Sales	$—	$806
Elimination of sales and purchases among UTC, Rockwell Collins and B/E Aerospace	(35)	(38)
Elimination of historical amortization of intangible assets recorded as a reduction of product sales	6	6
Deferral of revenue recognized of OEM product engineering and development, partially offset by changes in timing of sales recognition for contracts requiring an over time method of revenue recognition under the New Revenue Standard	(145)	—
Removal of held for sale entities	(164)	(205)
Pro forma adjustment to Product sales	$(338)	$569
Service sales

(Dollars in millions)	Nine Months Ended September 30, 2018	Year Ended December 31, 2017
Allocation of B/E Aerospace Revenues to Service Sales	$—	$17
Removal of held for sale entities	(24)	(30)
Pro forma adjustment to Service sales	$(24)	$(13)

b.	Cost of products and services sold
Adjustments to Cost of products sold and Cost of services sold for the nine months ended September 30, 2018 and the year ended December 31, 2017 include the following:

Cost of products sold

(Dollars in millions)	Nine Months Ended September 30, 2018	Year Ended December 31, 2017
Allocation of B/E Aerospace Cost of sales to Cost of products sold	$—	$496
Expense net costs capitalized for long-term SFE contracts (i)	—	41
Amortization of acquired intangible assets (see Note 5.s)	391	537
Depreciation of fixed assets fair value adjustment	17	22
Reclassification of research and development expense (see Note 5.c)	(447)	(415)
Amortization of customer contractual liabilities	(97)	(172)
Elimination of Rockwell Collins historical intangible asset amortization expense	(206)	(201)
Deferral of Rockwell Collins OEM product engineering and development under the New Revenue Standard, partially offset by changes in timing of sales recognition for contracts requiring an over time method of revenue recognition under the New Revenue Standard	(153)	—
Elimination of Rockwell Collins historical customer contractual obligation amortization	111	99
Elimination of Rockwell Collins historical amortization of inventory fair value adjustment	—	(74)
Adjustment to net periodic pension cost (ii)	(35)	(39)
Adjustment to reclassify non-service pension (benefit) (see Note 5.g)	53	56
Eliminate costs related to intercompany sales between UTC, Rockwell Collins, and B/E Aerospace	(35)	(38)
Removal of held for sale entities	(117)	(140)
Reclassifications and other adjustments, net	(20)	(6)
Pro forma adjustment, Cost of products sold	$(538)	$166
Cost of services sold

(Dollars in millions)	Nine Months Ended September 30, 2018	Year Ended December 31, 2017
Allocation of B/E Aerospace Cost of sales to Cost of services sold	$—	$10
Depreciation of fixed assets fair value adjustment	2	3
Eliminate Rockwell Collins historical intangible asset amortization expense	(22)	(31)
Adjustment to net periodic pension cost (ii)	(4)	(5)
Adjustment to reclass non-service pension (benefit) (see Note 5.g)	6	7
Removal of held for sale entities	(17)	(20)
Pro forma adjustment, Cost of services sold	$(35)	$(36)
(i) The adjustments reflect the elimination of $41 million of net costs capitalized on long-term seller furnished equipment ("SFE") contracts. Prior to the acquisition by Rockwell Collins, B/E Aerospace recognized revenue for SFE contracts on a percentage of completion (units of delivery) basis using an average margin. The adjustments conform revenue recognition to UTC’s policy of using actual margins. The transition from an average margin to an actual margin approach for SFE programs is not expected to have a material impact on the timing of revenue recognition or the timing of the related costs related to those programs.
(ii) Adjustments reflect the elimination of amortization of prior service cost and actuarial loss amortization, which was recorded by Rockwell Collins, as a result of fair value purchase accounting, net of the impact of the revised pension and post-retirement benefit (expense) as determined under UTC’s plan assumptions (see Note 5.y).

c.	Research and development
The pro forma adjustments reflect the reclassification of research and development expense from Cost of products sold to Research and development to conform to UTC presentation, and the elimination of amortization of the capitalized pre-production asset, which was eliminated from inventory as a pro forma adjustment. See note 5.n for further discussion.

The pro forma adjustments for the nine months ended September 30, 2018 also reflect an adjustment for the deferral of OEM product engineering and development as contract fulfillment costs under the New Revenue Standard. Such costs will be recognized when the OEM products are delivered to the customer.

(Dollars in millions)	Nine Months Ended September 30, 2018	Year Ended December 31, 2017
Reclassification of research and development expense from Cost of products sold	$447	$415
Reclassification of research and development expenses from Selling, general and administrative	68	113
Elimination of capitalized pre-production amortization	(68)	(67)
Deferral of Rockwell Collins OEM product engineering and development under the New Revenue Standard	(113)	—
Removal of held for sale entities	(10)	(8)
Pro forma adjustment, Research and development	$324	$453
Rockwell Collins deferred certain pre-production engineering costs into inventory during the development phase of a program in connection with long-term supply arrangements. See Note 5.n for further discussion. Rockwell Collins’ criteria for capitalization of such costs was consistent with UTC policy prior to the adoption of the New Revenue Standard. However, when only a portion of program related pre-production costs are capitalizable over the life of the program, the timing of such capitalization by Rockwell Collins differed from UTC policy. Rockwell Collins deferred 100% of the pre-production costs up to the amount expected to be recovered over program deliveries; subsequent costs of the program were expensed as incurred. Under UTC policy prior to the adoption of the New Revenue Standard, pre-production costs were deferred in proportion to the extent of recovery on the program. While different accounting policies relative to the timing of cost deferral and capitalization are applied, the assessment has not been completed at this time.

d.	Transaction and integration costs
The pro forma adjustment to Transaction and integration costs for the nine months ended September 30, 2018 includes the elimination of $12 million of transaction costs as a result of the UTC acquisition of Rockwell Collins and a $73 million reclassification of integration costs to Selling, general and administrative expense. The pro forma adjustment to Transaction and integration costs for the year ended December 31, 2017 of $147 million reflects the elimination of transaction costs incurred as a result of Rockwell Collins’ acquisition of B/E Aerospace of $120 million, the elimination of transaction costs as a result of the UTC acquisition of Rockwell Collins of $7 million and the reclassification of integration costs to Selling, general and administrative expense of $20 million.

e.	Selling, general and administrative

($ in millions)	Nine Months Ended September 30, 2018	Year Ended December 31, 2017
Reclassification to research and development expenses from Selling, general and administrative	$(68)	$(113)
Elimination of transaction costs incurred as a result of Rockwell Collins' acquisition of B/E Aerospace	—	(38)
Elimination of transaction costs incurred related to UTC's acquisition of Rockwell Collins	(47)	(33)
Reclassification of integration costs incurred as a result of Rockwell Collins’ acquisition of B/E Aerospace	73	20
Adjustment to reclassify non-service pension (benefit) (see Note 5.g)	(3)	(3)
Removal of held for sale entities	(9)	(29)
Other net adjustments	3	4
Pro forma adjustment, Selling, general and administrative	$(51)	$(192)

f.	Other income, net

(Dollars in millions)	Nine Months Ended September 30, 2018	Year Ended December 31, 2017
Reclassification of realized and unrealized foreign exchange gains and losses from Product cost of sales	$(20)	$(6)
Reclassification of interest income to Interest expense, net	(3)	(6)
Adjustment to net periodic pension benefit	8	13
Adjustment to reclass non-service pension benefit (see Note 5.g)	(12)	(19)
Removal of held for sale entities	(16)	(19)
Pro forma adjustment, Other income, net	$(43)	$(37)
The pro forma adjustments to net periodic pension cost presented in the table above reflect the elimination of amortization of prior service cost and actuarial loss amortization, which was recorded by Rockwell Collins, as a result of fair value purchase accounting, net of the impact of the revised pension and post-retirement benefit (expense) as determined under UTC’s plan assumptions (see Note 5.y).

g.	Non-service pension (benefit)
UTC adopted ASU 2017-07 Compensation-Retirement Benefits (Topic 715), Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost as of January 1, 2018 and utilized the retrospective approach, except the provisions related to presentation of the service cost component eligibility for capitalization were applied prospectively. This standard had not been previously adopted by Rockwell Collins. Therefore, the pro forma adjustments made of $68 million and $79 million for the nine months ended September 30, 2018 and the year ended December 31, 2017, respectively, are to reflect the non-service pension benefit below operating profit for Rockwell Collins.
h. Interest expense, net
The pro forma adjustments of $250 million and $368 million for the nine months ended September 30, 2018 and year ended December 31, 2017, respectively, primarily relate to interest expense related to the $11 billion of aggregate principal senior notes issued on August 16, 2018.
Adjustments to Interest expense, net include the following:

(Dollars in millions)	Nine Months Ended September 30, 2018	Year Ended December 31, 2017
Interest expense related to new debt used to finance a portion of the acquisition (i)	$246	$383
Elimination of Rockwell Collins deferred financing costs related to historical debt	(4)	(29)
Accretion of the fair value of Rockwell Collins' outstanding debt to book value (see Note 5.x)	11	15
Other, including reclassification of interest income from Other income, net to conform to UTC presentation	(3)	(1)
Pro forma adjustment, Interest expense, net	$250	$368
(i) Interest expense has been calculated based on a weighted average effective interest rate of 3.79%.
Included in Rockwell Collins’ long-term debt at September 30, 2018 is $481 million of variable rate borrowings. Included in UTC's long-term debt at September 30, 2018 is $750 million of variable rate borrowings related to the acquisition of Rockwell Collins. A 0.125% change in the variable interest rates would have resulted in a change to pro forma Interest expense, net of approximately $1 million and $2 million for the nine months ended September 30, 2018 and the year ended December 31, 2017, respectively.

i.	Income tax expense
The pro forma adjustments are estimated and were tax effected at the applicable statutory tax rates, generally 24.5% and 38% for 2018 and 2017, respectively. Subsequent to the Merger, the applicable statutory rate will be based on the final adjustments as recorded.  UTC’s effective tax rate after completion of the Merger may be materially different after conclusion of final acquisition accounting, removal of one-time items reflected in historical amounts, analysis of post-closing geographical mix of income and other factors.

j.	Basic and diluted weighted average number of shares outstanding
Pro forma adjustments to basic and diluted weighted average number of shares outstanding reflect the pro forma issuance of 62.4 million shares of UTC common stock issued for Rockwell Collins outstanding common stock under the terms of the Merger Agreement. See Note 4 for additional discussion.

(Dollars in millions, except per share amounts; shares in millions)	Nine Months Ended September 30, 2018	Year Ended December 31, 2017
Pro forma Income from continuing operations attributable to UTC common shareowners	$5,213	$5,252
Pro forma basic weighted average number of shares outstanding	853.0	852.4
Pro forma Income from continuing operations per basic share attributable to UTC common shareowners	$6.11	$6.16

Pro forma Income from continuing operations attributable to UTC common shareowners	$5,213	$5,252
Pro forma diluted weighted average number of shares outstanding	863.1	861.5
Pro forma Income from continuing operations per diluted share attributable to UTC common shareowners	$6.04	$6.10

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined balance sheet:
k. Cash and cash equivalents
On August 16, 2018, UTC issued $11 billion aggregate principal of notes of which $9,205 million was specifically designated to fund the cash portion of the Merger Consideration which was reflected in UTC's historical unaudited condensed consolidated balance sheet as restricted cash as of September 30, 2018. The pro forma net cash consideration paid upon the Merger was $15,518 million. Of this total consideration paid, Cash and cash equivalents was reduced by $6,313 million and restricted cash was reduced by $9,205 million.

l.	Accounts receivable, net
The pro forma adjustment to Accounts receivable, net reflects adjustments to Rockwell Collins accounts receivable to conform with the New Revenue Standard. The decline includes the reclassification of $346 million of Rockwell Collins unbilled receivables to contract assets and the elimination through retained earnings of $134 million which is primarily a result of Rockwell Collins unbilled receivables arising from customer funded Original Equipment Manufacturing ("OEM") product engineering and development effort. The New Revenue Standard requires that customer funding of OEM product engineering and development be deferred in instances where economic benefit does not transfer to the customer and recognized as revenue when the OEM products are delivered.
The pro forma adjustment also reflects the $28 million reduction of accounts receivable for those Rockwell Collins entities which are required to be disposed to satisfy regulatory approvals as well as $2 million elimination of intercompany Accounts receivable between Rockwell Collins and UTC.

m.	Contract assets, current
The pro forma adjustment to Contract assets, current reflects the reclassification of $346 million of unbilled receivables from Accounts receivable, net in accordance with the New Revenue Standard.
n. Inventories and contracts in progress, net
Rockwell Collins deferred certain pre-production engineering costs during the development phase of a program in connection with long-term supply arrangements, which contain contractual guarantees for reimbursement from customers. Such customer guarantees generally take the form of a minimum order quantity with quantified reimbursement amounts if the minimum order quantity was not taken by the customer. Such costs were deferred by Rockwell Collins within inventory to the extent of the contractual guarantees and amortized over estimated useful lives up to 15 years, using a units-of-delivery method.

The pro forma adjustment to Inventories and contracts in progress, net reflects the elimination of $1,166 million capitalized pre-production engineering costs, as the expected cash flows providing for the recovery of these costs have been included in the valuation of intangible assets, partially offset by an adjustment of approximately $340 million to increase inventory to the preliminary estimated fair value.
The pro forma adjustment to Inventories and contracts in progress, net also includes a decrease to inventory of $106 million to conform to the New Revenue Standard. This adjustment reflects earlier recognition of costs of products sold for contracts requiring an over-time method of revenue recognition.
The pro forma adjustment also reflects the $51 million reduction in Inventories and contracts in progress, net for the held for sale entities.
o. Assets held for sale
The reduction in Assets held for sale of $91 million reflects the removal of the held for sale entities, previously recorded as held for sale by Rockwell Collins as of September 30, 2018.

p.	Deferred taxes
Deferred income taxes are included in Future income tax benefits and Other long-term liabilities in the unaudited pro forma condensed combined balance sheet as of September 30, 2018. Net deferred tax adjustments of $1,244 million, reflects a $249 million decrease in Future income tax benefits and $1,493 million increase in Deferred tax liabilities, are as a result of the estimated tax impact for the pro forma adjustments. The pro forma adjustments were tax effected at the applicable statutory tax rates, generally 24.5% in 2018 and 38% in 2017. This estimate is preliminary and subject to change based upon final determination of the fair values. Provisional amounts related to the Tax Cuts and Jobs Act of 2017, recorded in accordance with SAB118 and included in the historical balances, are not required to be adjusted.
q. Fixed assets, net
The $239 million pro forma adjustment to Fixed assets, net reflects the preliminary adjustment to the carrying value of Rockwell Collins’ fixed assets from its recorded net book value to its preliminary estimated fair value of $269 million as well as a reduction of $30 million in Fixed assets, net for the held for sale entities. The estimated fair value is expected to be depreciated over the estimated useful lives of the assets, generally on a straight-line basis. The weighted average useful lives of all fixed assets have been preliminarily estimated to be 10 years. The estimated fair values and estimated useful lives are preliminary and subject to change once UTC has sufficient information as to the specific types, nature, age, condition, and location of Rockwell Collins’ fixed assets. The pro forma adjustment to Fixed assets, net also reflects the elimination of Rockwell Collins’ historical accumulated depreciation of $1,682 million against the gross carrying value of the related fixed assets of $3,111 million.

r.	Goodwill
The adjustment reflects a net increase in goodwill of $11,095 million consisting of the elimination of $9,107 million of historical Rockwell Collins goodwill, offset by the addition of new goodwill resulting from the Merger. The $20,202 million of estimated Merger-related goodwill is based on the preliminary estimates and information summarized in Note 4.

s.	Intangible assets, net
The pro forma adjustments reflect the elimination of $2,192 million of historical Rockwell Collins intangible assets, offset by a preliminary fair value estimate of identifiable intangible assets acquired totaling $10,320 million. The estimated fair values of identifiable intangible assets are preliminary and are determined based on assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). The final fair value determinations for identifiable intangible assets may differ from this preliminary determination, and such differences could be material.

The intangible assets acquired primarily consist of the following:

(Dollars in millions)	Estimated Fair Value	Estimated Life
Acquired customer relationships	$7,990	10-20 years
Acquired tradenames/trademarks	1,730	indefinite
Acquired developed technology	600	15 years
	$10,320
Pro forma amortization expense of the acquired intangible assets was $391 million and $537 million for the nine months ended September 30, 2018 and the year ended December 31, 2017, respectively. The customer relationship intangible assets are being amortized on a straight line basis, which approximates the pattern of economic benefit, over the estimated economic useful life of the assets and the developed technology intangible assets are being amortized over the pattern of economic benefit. The following is the expected amortization of the pro forma acquired intangible assets for the years 2018 through 2023, which has been prepared to reflect the Merger as if it occurred on January 1, 2017. UTC has not completed the detailed valuation work necessary to finalize the required estimated fair values, estimated lives, or pattern of amortization associated with the acquired intangible assets which may result in a change in actual amortization expense.

(Dollars in millions)	Remaining 2018	2019	2020	2021	2022	2023
Amortization expense	$139	$534	$520	$508	$497	$488

t.	Other assets
The pro forma adjustment to Other assets reflects the elimination through retained earnings of $175 million of Rockwell Collins noncurrent unbilled receivables arising from OEM product engineering and development effort to conform with the New Revenue Standard. The New Revenue Standard requires that customer funding of pre-production development be deferred in instances where economic benefit does not transfer to the customer and recognized as revenue when the OEM products are delivered.
The pro forma adjustment also reflects an increase in Other assets of $12 million to reflect the actuarially determined value of the liabilities and the fair value of pension assets acquired as of September 30, 2018 and a reduction of $2 million for the elimination of unamortized debt issuance costs associated with Rockwell Collins revolver.

u.	Accounts payable
The pro forma adjustments reflect a $13 million reduction of accounts payable for the held for sale entities and the elimination of $2 million of intercompany payable between Rockwell Collins and UTC.
v. Accrued liabilities
The pro forma adjustment reflects the reclassification of $657 million of Rockwell Collins deferred revenue to Contract liabilities, current in accordance with the requirements of the New Revenue Standard.
The pro forma adjustment also reflects the accrual of $13 million change-in-control to be made to Rockwell Collins management personnel, an increase of $17 million to reflect the actuarially determined value of the liabilities and the fair value of pension assets acquired as of September 30, 2018, the accrual of $143 million of combined transaction costs incurred by UTC and Rockwell Collins in connection with the Merger, the elimination of historical Rockwell Collins customer contractual obligations related to its acquisition of B/E Aerospace of $113 million, the establishment of $175 million of additional customer contractual liabilities related to the Merger representing acquired existing long-term customer contracts with terms less favorable than could be realized in market transactions as of the pro forma acquisition date, and the reduction of liabilities of held for sale entities of $20 million.

w.	Contract liabilities, current
The pro forma adjustment to Contract liabilities, current reflects the reclassification of $657 million of deferred revenue from Accrued liabilities in accordance with the requirements of the New Revenue Standard, partially offset by the write-off of customer advances of $83 million.

x.	Long-term debt
Adjustments to Long-term debt include a decrease of $160 million to reflect its fair value as determined by reference to quoted market prices partially offset by the elimination of Rockwell Collins unamortized debt issuance costs of $50 million.

y.	Future pension and other postretirement benefit obligations
Pension and post-retirement obligations assumed decreased by $110 million to reflect the actuarially determined value of the liabilities and the fair value of pension assets acquired as of September 30, 2018.

z.	Other long-term liabilities
Pro forma adjustments to Other long-term liabilities include the elimination of $167 million of historical Rockwell Collins customer contractual obligations related to its acquisition of B/E Aerospace, and establishment of $600 million of additional customer contractual liabilities related to the Merger, representing acquired existing long-term customer contracts with terms less favorable than could be realized in market transactions as of the pro forma acquisition date, and the reduction of $3 million for the held for sale entities. Other long-term liabilities also include a $1,493 million increase in Deferred tax liabilities - see Note 5.p for additional discussion.

aa.	Shareowners’ equity
Adjustments to Shareowners’ equity include the following:

(Dollars in millions)	Common stock	Treasury stock	Retained earnings	Accumulated other comprehensive loss
Fair value of UTC common stock issued for Rockwell Collins common stock	$4,548	$3,437	$—	$—
Elimination of Rockwell Collins historical shareowners’ equity	(4,606)	682	(4,654)	1,471
Adoption of the New Revenue Standard	—	—	(250)	—
Effect of pro forma acquisition related transaction costs, severance, and other accrued liabilities, net of tax	—	—	(156)	—
	$(58)	$4,119	$(5,060)	$1,471